Ex-99.a.1.iii

OFFER BY

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

TO PURCHASE FOR CASH UP TO 5% OF ITS SHARES OF COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 23, 2008 (“EXPIRATION DATE”), UNLESS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND’S OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

August 26, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of John Hancock Patriot Premium Dividend Fund II, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end, diversified management investment company (the “Fund”), to purchase up to 5% of its outstanding shares of Common Stock (the “Shares”) upon the terms and subject to the conditions set forth in its Offer to Purchase dated August 26, 2008 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the net asset value per Share as determined by the Fund as of the close of ordinary trading on the New York Stock Exchange on September 23, 2008 unless the Expiration Date is extended beyond September 23, 2008. WHEN TENDERING SHARES ON BEHALF OF YOUR CLIENTS, YOU WILL BE REQUIRED TO PAY, ON BEHALF OF THOSE CLIENTS, A SERVICE FEE IN AN AMOUNT EQUAL TO $25.00 PER CLIENT ACCOUNT. THE SERVICE FEE FOR A PARTICULAR CLIENT ACCOUNT WILL BE RETURNED ONLY IN A CASE WHERE NONE OF THE SHARES TENDERED FOR THAT CLIENT ACCOUNT HAVE BEEN ACCEPTED.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Section 4, “Payment for Shares” of the Offer to Purchase. However, backup withholding at a 28% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 2, “Procedures for Tendering Shares,” of the Offer to Purchase.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	A letter to shareholders from the President of the Fund and the Offer to Purchase dated August 26, 2008;

2.	The Letter of Transmittal for your use and to be provided to your clients;

3.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

4.	Notice of Guaranteed Delivery;

5.	Form of letter to clients, which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

6.	Return envelope addressed to the Depositary.

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

As described in the Fund’s Offer to Purchase under Section 2, “Procedures for Tendering Shares,” tenders may be made without the concurrent deposit of Share certificates if (1) such lenders are made by or through an Eligible Guarantor (as defined in the Offer to Purchase); (2) a properly completed and duly executed Notice of Guaranteed Delivery in the Form provided by the Fund is delivered to the Depositary prior to 5:00 p.m. New York City time on the Expiration Date; and (3) certificates for tendered Shares (or a Book-Entry Confirmation, as defined in the Offer to Purchase) together with a properly completed and duly executed Letter of Transmittal (or, in the case of book-entry transfer, an Agent’s Message, as defined in the Offer to Purchase), the $25.00 Service Fee payable in respect of the Shares tendered hereby and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after execution of a Notice of Guaranteed Delivery.

As described in the Offer, if more than 5% of the Fund’s outstanding Shares are duly tendered prior to the Expiration Date, the Fund will repurchase 5% of the Fund’s outstanding Shares on a pro rata basis upon the terms and subject to the conditions of the Offer. Your clients should carefully consider the economics involved when tendering shares and the potential impact a $25.00 Service Fee might have on their distribution proceeds in the event that more than 5% of the Common Shares are tendered and not withdrawn, and the Fund purchases the tendered shares on a pro rata basis.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.

Additional copies of the enclosed material may be obtained from the Depositary at the appropriate address and telephone number set forth in the Fund’s Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Depositary at its address and telephone numbers set forth in the Offer to Purchase.

Very truly yours,

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

Keith F. Hartstein

President and Chief Executive

Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II for the Depositary/Information Agent or authorize you or any other person to make any statements or use any material on their behalf with respect to the Offer, other than the material enclosed herewith and the statements specifically set forth in such material.